Exhibit 99.1
NEWS RELEASE
April 24, 2024

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL SECOND QUARTER RESULTS

•The Company reported fiscal second quarter net income of $85 million, or $0.84 per diluted share; including select items(1) that had a neutral impact on diluted earnings per share

•The North America Solutions ("NAS") segment exited the second quarter of fiscal year 2024 with 152 active rigs with revenue per day averaging approximately $38,200/day, flat on a sequential basis; while direct margins(2) per day increased by approximately $500/day to $19,200/day

•Quarterly NAS operating income increased $3 million sequentially; while direct margins(2) increased by $15 million to approximately $271 million, as revenues increased by $19 million to $613 million and expenses increased by $4 million to $342 million

•H&P's NAS segment anticipates exiting the third quarter of fiscal year 2024 between 145-151 active rigs

•During the second fiscal quarter, the Company returned approximately $46 million of capital to shareholders as follows: $25 million in base dividends, $17 million in supplemental dividends and $4 million in share repurchases(3)

•On February 28, 2024, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.17 per share; both dividends are payable on May 31, 2024 to stockholders of record at the close of business on May 17, 2024

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $85 million, or $0.84 per diluted share, from operating revenues of $688 million for the quarter ended March 31, 2024, compared to net income of $95 million, or $0.94 per diluted share, from operating revenues of $677 million for the quarter ended December 31, 2023. The net income per diluted share for the second and first quarters of fiscal year 2024 include net $0.00 and net $(0.03) of after-tax gains and losses, respectively, comprised of select items(1). For the second quarter of fiscal year 2024, select items were comprised of:

•$0.03 of after-tax gains related to the non-cash fair market value adjustments to our equity investments
•$(0.03) of after-tax losses related to research and development expenses associated with an asset acquisition

Net cash provided by operating activities was $144 million for the second quarter of fiscal year 2024 compared to net cash provided by operating activities of $175 million for the first quarter of fiscal year 2024.

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
April 24, 2024

President and CEO John Lindsay commented, "Fiscal second quarter results are reflective of the Company's continual focus on commercial economics through value delivery in our North America Solutions segment. The direct margins we have been generating in what has been, and continues to be, a somewhat choppy North America Solutions market are a testament to the value creation we provide for our customers. From our perspective, there has been a pronounced and necessary shift in the industry's historical behavior, that is moving its fiscal foundation toward a more sustainable and investable future. Along those lines, we are extremely pleased with the announcement we made during the quarter regarding expanding our presence in the Middle East, with the finalization of the contractual terms with Saudi Aramco for a seven-rig tender award.
"In the U.S. market, contractual churn is still prevalent and pushed our rig count just below the projected exit rate late in the quarter. This churn has been a product of the volatility created by a weaker natural gas market, some recent E&P consolidations, and a variety of other factors. Some of this natural gas volatility is reminiscent of this time last year; however, we believe the impact on our overall activity will be less this year going forward. That said, we do expect the underlying factors causing the churn in the market currently to persist resulting in what we expect to be a fairly stable outlook for our rig count through the third fiscal quarter. Furthermore, we expect stability and resiliency in our direct margins on a per day basis as well. We will remain focused on direct margins and believe the consistent and reliable drilling outcomes we provide to customers is what ultimately drives our market share.
"Regarding the International Solutions segment, our first rig awarded by Saudi Aramco last August is expected to arrive and commence operations later this summer. For the more recent seven-rig tender award, preparations are ongoing from both a rig and operational perspective with expectations that a majority of these rigs will arrive in Saudi Arabia during the fourth calendar quarter of 2024, and commence operations shortly thereafter. During these preparations we will continue to spend our 2024 budgeted capex towards this project and incur start-up operational expenses, which may disproportionately impact near-term international segment margins. We are looking forward to working with Saudi Aramco and believe we are at the beginning of a longer-term presence in the region. The Company's other international operations in South America and Australia are expected to remain relatively stable over the next quarter, as well as our Offshore Gulf of Mexico operations."
Senior Vice President and CFO Mark Smith also commented, "Returning cash to shareholders remains a capital allocation priority as the Company provided roughly $46 million in shareholder returns under its fiscal 2024 supplemental shareholder return plan during the quarter. There was approximately $4 million worth of shares repurchased during the quarter and $42 million paid to shareholders in the form of base and supplemental dividends, representing over a 4% yield. That said, we are cognizant that the current higher interest rate environment may be masking some of the longer-term attractiveness of our dividend yield and flexibility embedded in our supplemental shareholder return plan.
"Currently, we expect our rig count in the third fiscal quarter to average in the high-140 range, which is lower compared to the 155 rig average realized during the second fiscal quarter. To reiterate, this lower activity is a result of contractual churn and a weaker natural gas environment and as such has not deterred the Company's approach to pricing or the use of performance contracts to better recognize the total value H&P provides to our customers. We believe our commitment to preserving contract economics is reflected in our direct margin guidance for the upcoming quarter."
John Lindsay concluded, “Working closely with our customers and collaborating through the use of performance contracts is really driving improved and more reliable outcomes. Our people, FlexRigs, and technology solutions are key components of this success and will continue to be drivers of that success in the future."

News Release
April 24, 2024

Operating Segment Results for the Second Quarter of Fiscal Year 2024

North America Solutions:
This segment had operating income of $147.1 million compared to operating income of $144.5 million during the previous quarter. The increase in operating income was primarily attributable to a higher direct margin offset by higher depreciation expense associated with walking rig conversions and higher research and development expense, some of which related to a recent asset acquisition. Direct margin(2) increased by $15.3 million to $271.4 million sequentially.

International Solutions:
This segment had operating income of $3.6 million compared to an operating income of $5.4 million during the previous quarter. The decrease in operating income was mainly due to modestly lower activity during the quarter. Direct margin(2) during the second fiscal quarter was $8.4 million compared to $10.2 million during the previous quarter, and was higher than anticipated due to the financial results from our Argentina operations not being as negatively impacted by the local currency and inflationary environment as anticipated. Current quarter results included a $0.5 million foreign currency loss compared to a $1.8 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $0.1 million compared to operating income of $3.1 million during the previous quarter. Direct margin(2) for the quarter was $2.9 million compared to $6.0 million in the previous quarter and was lower than expected due primarily to one rig moving onto full rate later in the quarter than anticipated.

Operational Outlook for the Third Quarter of Fiscal Year 2024

North America Solutions:
•We expect North America Solutions direct margins(2) to be between $255-$275 million
•We expect to exit the quarter between approximately 145-151 contracted rigs

International Solutions:
•We expect International Solutions direct margins(2) to be between $(2)-$2 million, exclusive of any foreign exchange gains or losses, but inclusive of approximately $10-$12 million of rig preparation and start-up expense related to our Saudi Arabia operations

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $5-$8 million

Other Estimates for Fiscal Year 2024
•Gross capital expenditures are now expected to be approximately $500 million;
▪ongoing asset sales that include reimbursements for lost and damaged tubulars and sales of other used drilling equipment offset a portion of the gross capital expenditures, and are still expected to total approximately $50 million in fiscal year 2024
•Depreciation for fiscal year 2024 is now expected to be approximately $405 million
•Research and development expenses for fiscal year 2024 are now expected to be roughly $37 million
•General and administrative expenses for fiscal year 2024 are now expected to be approximately $240 million
•Cash taxes to be paid in fiscal year 2024 are still expected to be approximately $150-$200 million

News Release
April 24, 2024

Select Items(1) Included in Net Income per Diluted Share

Second quarter of fiscal year 2024 net income of $0.84 per diluted share included a net impact $0.00 per share in after-tax gains and losses comprised of the following:

•$0.03 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.03) of after-tax losses related to research and development expenses associated with an asset acquisition

First quarter of fiscal year 2024 net income of $0.94 per diluted share included $(0.03) in after-tax losses comprised of the following:

•$(0.03) of non-cash after-tax losses related to fair market value adjustments to equity investments

Conference Call

A conference call will be held on Thursday, April 25, 2024 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s second quarter fiscal year 2024 results. Dial-in information for the conference call is (800) 267-6316 for domestic callers or (203) 518-9708 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. At March 31, 2024, H&P's fleet included 233 land rigs in the United States, 22 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
April 24, 2024

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, future share repurchases, investments, active rig count projections, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending and budgets, outlook for domestic and international markets, future commodity prices, and future customer activity and relationships are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.

(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the third quarter of fiscal 2024 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

(3) During the second fiscal quarter of fiscal 2024, H&P repurchased approximately 102 thousand shares for approximately $3.9 million.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
April 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Six Months Ended
(in thousands, except per share amounts)	March 31,	December 31,	March 31,	March 31,	March 31,
	2024	2023	2023	2024	2023
OPERATING REVENUES
Drilling services	$685,131	$674,565	$766,682	$1,359,696	$1,483,852
Other	2,812	2,582	2,540	5,394	5,007
	687,943	677,147	769,222	1,365,090	1,488,859
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	401,851	403,303	449,110	805,154	877,361
Other operating expenses	1,026	1,137	1,188	2,163	2,314
Depreciation and amortization	104,545	93,991	96,255	198,536	192,910
Research and development	12,942	8,608	8,702	21,550	15,635
Selling, general and administrative	62,037	56,577	52,855	118,614	101,310
Asset impairment charges	—	—	—	—	12,097
Gain on reimbursement of drilling equipment	(7,461)	(7,494)	(11,574)	(14,955)	(27,298)
Other (gain) loss on sale of assets	2,431	(2,443)	(2,519)	(12)	(4,898)
	577,371	553,679	594,017	1,131,050	1,169,431
OPERATING INCOME	110,572	123,468	175,205	234,040	319,428
Other income (expense)
Interest and dividend income	6,567	10,734	5,055	17,301	9,760
Interest expense	(4,261)	(4,372)	(4,239)	(8,633)	(8,594)
Gain (loss) on investment securities	3,747	(4,034)	39,752	(287)	24,661
Other	400	(543)	(604)	(143)	(546)
	6,453	1,785	39,964	8,238	25,281
Income before income taxes	117,025	125,253	215,169	242,278	344,709
Income tax expense	32,194	30,080	51,129	62,274	83,524
NET INCOME	$84,831	$95,173	$164,040	$180,004	$261,185

Basic earnings per common share	$0.85	$0.95	$1.55	$1.79	$2.46

Diluted earnings per common share	$0.84	$0.94	$1.55	$1.79	$2.46

Weighted average shares outstanding:
Basic	98,774	99,143	103,968	98,960	104,615
Diluted	99,046	99,628	104,363	99,216	105,003

News Release
April 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
(in thousands except share data and share amounts)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$193,636	$257,174
Restricted cash	68,547	59,064
Short-term investments	83,390	93,600
Accounts receivable, net of allowance of $2,769 and $2,688, respectively	431,681	404,188
Inventories of materials and supplies, net	107,210	94,227
Prepaid expenses and other, net	64,316	97,727
Assets held-for-sale	—	645
Total current assets	948,780	1,006,625

Investments	274,446	264,947
Property, plant and equipment, net	2,993,825	2,921,695
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	57,360	60,575
Operating lease right-of-use asset	59,730	50,400
Other assets, net	45,054	32,061
Total other noncurrent assets	207,797	188,689

Total assets	$4,424,848	$4,381,956

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158,296	$130,852
Dividends payable	42,047	25,194
Accrued liabilities	238,494	262,885
Total current liabilities	438,837	418,931

Noncurrent Liabilities:
Long-term debt, net	545,441	545,144
Deferred income taxes	502,088	517,809
Other	135,408	128,129
Total noncurrent liabilities	1,182,937	1,191,082

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of March 31, 2024 and September 30, 2023, and 98,752,018 and 99,426,526 shares outstanding as of March 31, 2024 and September 30, 2023, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	502,586	525,369
Retained earnings	2,786,495	2,707,715
Accumulated other comprehensive loss	(7,713)	(7,981)
Treasury stock, at cost, 13,470,847 shares and 12,796,339 shares as of March 31, 2024 and September 30, 2023, respectively	(489,516)	(464,382)
Total shareholders’ equity	2,803,074	2,771,943
Total liabilities and shareholders' equity	$4,424,848	$4,381,956

News Release
April 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended March 31,
(in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$180,004	$261,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198,536	192,910
Asset impairment charges	—	12,097
Provision for credit loss	90	3,222
Stock-based compensation	16,101	15,704
(Gain) loss on investment securities	287	(24,661)
Gain on reimbursement of drilling equipment	(14,955)	(27,298)
Other gain on sale of assets	(12)	(4,898)
Deferred income tax expense (benefit)	(15,933)	3,165
Other	1,630	1,780
Changes in assets and liabilities	(47,231)	(106,952)
Net cash provided by operating activities	318,517	326,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(254,711)	(181,479)
Purchase of short-term investments	(74,749)	(64,418)
Purchase of long-term investments	(8,013)	(18,771)
Proceeds from sale of short-term investments	87,122	97,744
Insurance proceeds from involuntary conversion	4,980	—
Proceeds from asset sales	20,898	47,718
Net cash used in investing activities	(224,473)	(119,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(84,371)	(102,941)
Payments for employee taxes on net settlement of equity awards	(12,176)	(14,410)
Share repurchases	(51,302)	(145,013)
Other	(250)	(790)
Net cash used in financing activities	(148,099)	(263,154)
Net increase (decrease) in cash and cash equivalents and restricted cash	(54,055)	(56,106)
Cash and cash equivalents and restricted cash, beginning of period	316,238	269,009
Cash and cash equivalents and restricted cash, end of period	$262,183	$212,903

News Release
April 24, 2024

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands, except operating statistics)	2024	2023	2023	2024	2023
NORTH AMERICA SOLUTIONS
Operating revenues	$613,339	$594,282	$675,780	$1,207,621	$1,302,943
Direct operating expenses	341,938	338,208	379,611	680,146	746,466
Depreciation and amortization	97,573	87,019	89,070	184,592	178,884
Research and development	13,006	8,689	8,738	21,695	15,797
Selling, general and administrative expense	13,692	15,876	16,212	29,568	30,402
Asset impairment charges	—	—	—	—	3,948
Segment operating income	$147,130	$144,490	$182,149	$291,620	$327,446
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$271,401	$256,074	$296,169	$527,475	$556,477
Revenue days[3]	14,123	13,711	16,488	27,834	33,067
Average active rigs[4]	155	149	183	152	182
Number of active rigs at the end of period[5]	152	151	179	152	179
Number of available rigs at the end of period	233	233	233	233	233
Reimbursements of "out-of-pocket" expenses	$73,584	$69,728	$77,442	$143,312	$156,601

INTERNATIONAL SOLUTIONS
Operating revenues	$45,878	$54,752	$55,890	$100,630	$110,691
Direct operating expenses	37,514	44,519	47,275	82,033	88,252
Depreciation	2,418	2,334	1,652	4,752	3,044
Selling, general and administrative expense	2,377	2,476	3,008	4,853	5,717
Asset impairment charges	—	—	—	—	8,149
Segment operating income	$3,569	$5,423	$3,955	$8,992	$5,529
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$8,364	$10,233	$8,615	$18,597	$22,439
Revenue days[3]	1,038	1,173	1,263	2,211	2,403
Average active rigs[4]	11	13	14	12	13
Number of active rigs at the end of period[5]	11	12	15	11	15
Number of available rigs at the end of period	22	22	22	22	22
Reimbursements of "out-of-pocket" expenses	$1,964	$3,384	$2,789	$5,348	$5,645

OFFSHORE GULF OF MEXICO
Operating revenues	$25,913	$25,531	$34,979	$51,444	$70,143
Direct operating expenses	23,010	19,579	25,688	42,589	51,379
Depreciation	1,941	2,068	1,904	4,009	3,798
Selling, general and administrative expense	884	832	700	1,716	1,533
Segment operating income	$78	$3,052	$6,687	$3,130	$13,433
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$2,903	$5,952	$9,291	$8,855	$18,764
Revenue days[3]	273	289	360	562	728
Average active rigs[4]	3	3	4	3	4
Number of active rigs at the end of period[5]	3	3	4	3	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$8,857	$7,827	$7,994	$16,684	$15,183

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 91 days for the three months ended March 31, 2024, 92 days for the three months ended December 31, 2023, 90 days for the three months ended March 31, 2023, 183 days for the six months ended March 31, 2024, 182 days for the six months ended March 31, 2023).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
April 24, 2024

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

Income from discontinued operations was presented as a separate line item on our Unaudited Condensed Consolidated Statements of Operations during the three and six months ended March 31, 2023. To conform with the current fiscal year presentation, we reclassified amounts previously presented in Income from discontinued operations, which were not material, to Other within Other income (expense) on our Unaudited Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2023.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands)	2024	2023	2023	2024	2023
Operating income (loss)
North America Solutions	$147,130	$144,490	$182,149	$291,620	$327,446
International Solutions	3,569	5,423	3,955	8,992	5,529
Offshore Gulf of Mexico	78	3,052	6,687	3,130	13,433
Other	2,785	(67)	6,823	2,718	11,500
Eliminations	(772)	334	(2,267)	(438)	43
Segment operating income	$152,790	$153,232	$197,347	$306,022	$357,951
Gain on reimbursement of drilling equipment	7,461	7,494	11,574	14,955	27,298
Other gain (loss) on sale of assets	(2,431)	2,443	2,519	12	4,898
Corporate selling, general and administrative costs and corporate depreciation	(47,248)	(39,701)	(36,235)	(86,949)	(70,719)
Operating income	$110,572	$123,468	$175,205	$234,040	$319,428
Other income (expense):
Interest and dividend income	6,567	10,734	5,055	17,301	9,760
Interest expense	(4,261)	(4,372)	(4,239)	(8,633)	(8,594)
Gain (loss) on investment securities	3,747	(4,034)	39,752	(287)	24,661
Other	400	(543)	(604)	(143)	(546)
Total unallocated amounts	6,453	1,785	39,964	8,238	25,281
Income before income taxes	$117,025	$125,253	$215,169	$242,278	$344,709

News Release
April 24, 2024

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 24,	March 31,	December 31,	Q2FY24
	2024	2024	2023	Average
U.S. Land Operations
Term Contract Rigs	86	96	89	95
Spot Contract Rigs	64	56	62	60
Total Contracted Rigs	150	152	151	155
Idle or Other Rigs	82	81	82	78
Total Marketable Fleet	232	233	233	233

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 3/31/24)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY24	FY24	FY25	FY25	FY25	FY25	FY26
U.S. Land Operations	84.9	73.2	47.9	32.8	23.4	21.8	19.2
International Land Operations	8.7	7.5	10.1	12.8	11.7	11.0	10.9
Offshore Operations	—	—	—	—	—	—	—
Total	93.6	80.7	58.0	45.6	35.1	32.8	30.1
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
April 24, 2024

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended March 31, 2024
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$84,831	$0.84
(-) Fair market adjustment to equity investments	$3,777	$920	$2,857	$0.03
(-) Research and development expenses associated with an asset acquisition	$(3,840)	$(995)	$(2,845)	$(0.03)
Adjusted net income			$84,819	$0.84

	Three Months Ended December 31, 2023
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$95,173	$0.94
(-) Fair market adjustment to equity investments	$(4,102)	$(1,005)	$(3,097)	$(0.03)
Adjusted net income			$98,270	$0.97

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
April 24, 2024

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues (less reimbursements) less direct operating expenses (less reimbursements). Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.

	Three Months Ended March 31, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$147,130	$3,569	$78
Add back:
Depreciation and amortization	97,573	2,418	1,941
Research and development	13,006	—	—
Selling, general and administrative expense	13,692	2,377	884
Direct margin (Non-GAAP)	$271,401	$8,364	$2,903

	Three Months Ended December 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$144,490	$5,423	$3,052
Add back:
Depreciation and amortization	87,019	2,334	2,068
Research and development	8,689	—	—
Selling, general and administrative expense	15,876	2,476	832
Direct margin (Non-GAAP)	$256,074	$10,233	$5,952

	Three Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$182,149	$3,955	$6,687
Add back:
Depreciation and amortization	89,070	1,652	1,904
Research and development	8,738	—	—
Selling, general and administrative expense	16,212	3,008	700
Direct margin (Non-GAAP)	$296,169	$8,615	$9,291

	Six Months Ended March 31, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$291,620	$8,992	$3,130
Add back:
Depreciation and amortization	184,592	4,752	4,009
Research and development	21,695	—	—
Selling, general and administrative expense	29,568	4,853	1,716
Direct margin (Non-GAAP)	$527,475	$18,597	$8,855

News Release
April 24, 2024

	Six Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$327,446	$5,529	$13,433
Add back:
Depreciation and amortization	178,884	3,044	3,798
Research and development	15,797	—	—
Selling, general and administrative expense	30,402	5,717	1,533
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$556,477	$22,439	$18,764